EXHIBIT 10(a)

THE SHERWIN-WILLIAMS COMPANY 2007

EXECUTIVE PERFORMANCE BONUS PLAN

(As Amended and Restated Effective January 1, 2012)

1.	Purpose of the Plan. The purpose of The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (As Amended and Restated Effective January 1, 2012) (the “Plan”) is to attract and retain key executives for The Sherwin-Williams Company, an Ohio corporation (the “Company”), and its Subsidiaries (as hereinafter defined) and to incent such persons for superior performance in producing results that increase shareholder value, as well as to encourage individual and team behavior that helps the Company achieve both short- and long-term corporate objectives. The Plan is intended to provide performance-based compensation to certain individuals as further described herein that is fully deductible by the Company under federal tax law and is to be interpreted and operated accordingly.

2.	Definitions.

a.	“162(m) Participant” means those eligible individuals who are or are likely to become “Covered Employees” within the meaning of Section 162(m)(3) of the Code, as designated by the Committee.

b.	“Award” means, with respect to each Participant, the award determined pursuant to Section 8 below for a Plan Year. Each Award is determined by a Payout Formula or Payout Formulae for the applicable Plan Year, subject to the Committee’s authority under Section 8 to eliminate, reduce or adjust the Award otherwise payable.

c.	“Base Salary” means, as to any Plan Year, the Participant’s actual salary paid during the Plan Year. Such Base Salary shall be determined before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

d.	“Board” means the Board of Directors of the Company.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

f.	“Committee” means the Compensation and Management Development Committee of the Board, or a sub-committee of that Committee, which shall, with respect to payments hereunder intended to qualify as Performance-Based Compensation, consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m) and Section 1.162-27(e)(3) of the Regulations.

g.	“Determination Date” means the latest possible date, but in no event more than 90 days from the commencement of the Plan Year, that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.

h.	“Individual Performance Objectives” means the goal(s) applicable to a Participant which are subjective and/or qualitative in nature and do not otherwise constitute Performance Goals.

i.	“Maximum Award” means, as to any Participant for any particular Plan Year, $5 Million and 00/100 Dollars ($5,000,000.00).

j.	“Participant” means an eligible executive or key employee of the Company or a Subsidiary participating in the Plan for a particular Plan Year as determined pursuant to Section 4.

k.	“Payout Formula(e)” means as to any Plan Year, the objective formula, formulae or payout matrix or matrices established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula(e), matrix or matrices may differ from Participant to Participant.

l.	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

m.	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award shall be based upon the Performance Measurements and may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be stated as a combination of Performance Measurements and may differ from Participant to Participant and from Award to Award. The outcome of any Performance Goal must be substantially uncertain at the time such Performance Goal is established by the Committee. The Committee shall appropriately adjust any evaluation of performance under a Performance Goal to exclude: (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable Plan Year in order to comply with Opinion No. 30; (ii) the effect of any changes in accounting standards and principles pursuant to GAAP; or (iii) the effect of any statements issued by the Financial Accounting Standards Board or its constituent committees.

n.	“Performance Measurements” means performance with respect to cash flow; cost of capital; customer services; debt reduction; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic value added; expenses; facilities open; free cash flow; gallon growth; interest coverage; inventory management; net income; net profit margin; operating cash flow; operating income; operating profit margin; pretax earnings; productivity improvement; profit after tax; proforma net income; reduction of fixed costs; return on assets; return on equity; return on invested capital; return on sales; revenues; sales; sales per dollar of assets; sales per employee; shareholder return; total debt to capitalization; and/or working capital.

o.	“Plan Year” means the Company’s fiscal year.

p.	“Regulations” means the Treasury Regulations promulgated under the Code, as amended from time to time.

q.	“Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by Regulations, notice or otherwise.

r.	“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

s.	“Target Award” means the target award payable under the Plan to a Participant for a Plan Year, expressed as a percentage of his or her Base Salary or a specific dollar amount, as may be determined by the Committee in accordance with Section 6.

3.	Plan Administration.

a.	The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions.

b.	Subject to the requirements for qualifying compensation as Performance-Based Compensation:

i.	the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan; and

ii.	except as the Committee may otherwise delegate such tasks to Company employees, the Committee shall, based on recommendations by the Chief Executive Officer:

1.	select from the employees of the Company or a Subsidiary, those employees who shall be Participants;

2.	make Awards in the forms and amounts as the Committee shall determine;

3.	impose such limitations, restrictions and conditions upon such Awards as the Committee shall deem appropriate;

4.	interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan;

5.	correct any defect or omission or reconcile any inconsistency in the Plan or in any Award granted hereunder; and

6.	make all other necessary determinations and take all other actions as the Committee deems necessary or advisable for the implementation and administration of the Plan.

c.	Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.	Eligibility. The employees eligible to participate in the Plan for a given Plan Year shall be executive officers and such other key employees of the Company or a Subsidiary as are designated by the Committee; provided, however that such Committee designation shall take into consideration recommendations made by the Chief Executive Officer. No person shall be automatically entitled to participate in the Plan. Subject to Section 9, an employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year.

5.	Performance Goal Determination.

a.	Subject to Section 9, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring corporate performance and results. Such recommendation may include, but shall not be limited to: (i) the organizational level of performance measurement, e.g. corporate, business unit, division, product line or another level, either singly or in combination; (ii) specific measures of performance for each organizational level; and (iii) specific Performance Goals for each organizational level. In addition, except as provided in Section 9, Individual Performance Objectives may be included as components of an Award.

b.	Such Performance Goals and, except as provided in Section 9, Individual Performance Objectives, shall be set forth in writing prior to the Determination Date.

c.	Once established, Performance Goals and Individual Performance Objectives shall not be changed during the Plan Year; provided, however, except as set forth in Section 9, if the Committee, after consulting with the Chief Executive Officer, determines that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Goals or Individual Performance Objectives, then appropriate adjustments may be made to the Performance Goals and/or Individual Performance Goals (either up or down) during the Plan Year.

6.	Target Award Determination. Subject to Section 9, the Chief Executive Officer may recommend, subject to the approval of the Committee in its sole discretion, each Participant’s Target Award. Once a Participant’s Target Award is established by the Committee in this manner, the Target Award shall be set forth in writing prior to the Determination Date.

7.	Determination of Payout Formula(e). On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Payout Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula with respect to 162(m) Participants shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, and (c) provide an objective method for computing the amount of compensation payable to each 162(m) Participant based on the level of achievement of the Performance Goals, subject to the Committee’s discretion to reduce (but not increase) the amount payable to any 162(m) Participant. Each Payout Formula with respect to Participants other than 162(m) Participants shall also take into consideration performance with respect to Individual Performance Objectives.

8.	Determination of Awards; Award Payment.

a.	Determination and Certification. After the end of each Plan Year, Awards shall be computed for each Participant, and the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each 162(m) Participant for the Plan Year were achieved or exceeded. The Award for each 162(m) Participant shall be determined by applying the Payout Formula(e) to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any 162(m) Participant below that which otherwise would be payable under the Payout Formula(e).

b.	Adjustment of Determination. Notwithstanding Section 8(a), except as provided in Section 9, if Performance Goals are not achieved, the Chief Executive Officer may recommend, subject to approval of the Committee, payment of awards on a discretionary basis.

c.	Right to Receive Payment. Participants must be actively employed by the Company or a Subsidiary on the last day of the Plan Year to receive an Award for that Plan Year; provided, however, that, subject to Section 9, a Participant who is not employed on the last day of the Plan Year as a result of the Participant’s death, disability, retirement, a reduction in force directly affecting the Participant or the Participant’s transfer to a non-included Subsidiary during the Plan Year, shall nonetheless be eligible to receive an Award, which Award shall be determined solely with respect to amounts of Base Salary earned by the Participant during the period of the Plan Year in which he/she was a Participant. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in the Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

d.	Form of Distributions. The Company shall distribute all Awards to the Participants in cash.

e.	Timing of Distributions. Subject to a valid deferral election under a Company-sponsored deferred compensation plan, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Plan Year, but in no event later than two and one-half months after the end of the applicable Plan Year.

9.	Additional Restrictions with Respect to Performance-Based Compensation.

a.	The provisions of this Section 9 shall only apply to 162(m) Participants. In the event of any inconsistencies between this Section 9 and any other provisions of the Plan, the provisions of this Section 9 shall control.

b.	A 162(m) Participant who becomes eligible after the beginning of a Plan Year may participate in the Plan beginning with the succeeding Plan Year, unless such Participant becomes eligible and is approved by the Committee for participation during the first 90 days of the current Plan Year.

c.	The Committee shall determine the Payout Formula(e) and Performance Goals for the Plan Year in writing no later than 90 days after the beginning of the Plan Year. The Payout Formula(e) must establish the maximum available funding pool and must be based on the achievement of Performance Measurements. In no event shall the Payout Formula(e) be based on the achievement of Individual Performance Objectives.

d.	Once established, Performance Goals shall not be changed during the Plan Year, except as provided in Section 2(m) of the Plan. 162(m) Participants shall not receive any payout pursuant to this Section 9 if the Performance Goals established by the Committee under the Payout Formula(e) are not met.

e.	The Committee may not increase the amount payable under the Payout Formula(e) or with respect to an Award, but retains the discretionary authority to reduce such amount or Award.

The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit objectives or Individual Performance Goals.

f.	Notwithstanding anything to the contrary in this Section 9, in no event shall a Participant’s Award for any Plan Year exceed the Maximum Award.

10.	Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, modification, suspension or termination shall be made which would (a) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (b) with respect to 162(m) Participants, cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in the Plan.

11.	Withholding. Distributions pursuant to the Plan shall be subject to all applicable federal, state, local and other tax and withholding requirements.

12.	At-Will Employment. No statement in the Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should the Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company or a Subsidiary and its employees. The employment relationship between the Company or a Subsidiary and its employees is terminable at-will. This means that an employee or the Company or a Subsidiary may terminate the employment relationship at any time and for any reason or no reason.

13.	Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.	Nonassignment. The rights of a Participant under the Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

15.	Governing Law. The Plan shall be governed by the laws of the State of Ohio.

16.	Section 162(m) of the Code. It is intended that the Plan comply with the provisions of Section 162(m). The Plan shall be administered in a manner consistent with this intent with respect to the 162(m) Participants. To the extent the Plan should fail for any reason to satisfy Section 162(m), the Company reserves the right to pay any amounts which would otherwise be payable to 162(m) Participants notwithstanding the lack of deductibility with respect to such payments.

17.	Section 409A of the Code. To the extent applicable, it is intended that the Plan be exempt from, or comply with, the provisions of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).

18.	Recapture Provisions. An Award (or any part thereof) may be forfeited and repaid to the Company upon such terms and conditions as may be determined by the Board in accordance with the Company’s Executive Adjustment and Recapture Policy, as may be amended from time to time, or any successor policy or otherwise.

19.	Effective Date. The Sherwin-Williams Company 2007 Executive Performance Bonus Plan was originally effective January 1, 2007. The amended and restated Plan shall become effective January 1, 2012, and shall remain in effect until such time the Company may decide to terminate the Plan; provided, however, that the provisions of this Plan are intended to comply with Section 162(m), and shall only become effective upon approval by the Company’s shareholders, and shall remain effective until the first shareholders’ meeting in 2017, subject to any further shareholder approvals (or re-approvals) mandated for Performance-Based Compensation under Section 162(m), and further subject to the right of the Board to terminate the Plan as provided in Section 10.